Exhibit 99.1

SOPHiA GENETICS Provides Preliminary Fourth Quarter and Full Year 2025 Financial Results, Initiates 2026 Guidance, and Announces Executive Transition Plan
The Company finishes 2025 with strong Q4 performance, expects 20-22% revenue growth in 2026, and promotes Ross Muken to CEO

BOSTON, United States and ROLLE, Switzerland, January 12, 2026 — SOPHiA GENETICS (Nasdaq: SOPH), a global leader in AI-driven precision medicine, today provided preliminary unaudited financial results for the fourth quarter and full year 2025, initiated its financial outlook for 2026, and announced an executive transition plan, including the promotion of Ross Muken to Chief Executive Officer (CEO), effective July 1, 2026, and the transition of co-Founder Jurgi Camblong to Executive Chairman.

Fourth Quarter 2025 Preliminary Unaudited Financial Results
•Revenue of at least $21 million, representing an increase of approximately 20% year-over-year
•Performed over 105,000 analyses on SOPHiA DDMTM in the fourth quarter, representing 16% year-over-year growth

Full Year 2025 Preliminary Unaudited Financial Results
•Revenue of approximately $77 million, representing an increase of approximately 18% year-over-year
•Performed over 391,000 analyses on SOPHiA DDMTM in 2025, a new company record

“2025 was a tremendous year for SOPHiA GENETICS as we reaccelerated revenue growth and materially exceeded our new business bookings target, setting the stage for robust future growth,” said Jurgi Camblong, Chief Executive Officer of SOPHiA GENETICS. “Our strong performance in 2025 positions us well for continued growth in 2026 and beyond. Growth catalysts for the year ahead include our best-in-class Liquid Biopsy application MSK-ACCESS® powered with SOPHiA DDM™, valuable opportunities in the U.S. market, and a reinvigorated BioPharma business. We look forward to continuing to demonstrate operating leverage in 2026 and have high confidence in a material improvement in our financial position.”

Full Year 2026 Guidance

Based on information as of today, SOPHiA GENETICS is providing the following FY 2026 guidance:
•Full year revenue between $92 million and $94 million, representing approximately 20% to 22% year-over-year growth
•Adjusted EBITDA loss between $29 million and $32 million

Executive Transition Plan

SOPHiA GENETICS today announced the promotion of Ross Muken to Chief Executive Officer, effective July 1, 2026. Mr. Muken, who currently serves as President and has been a key executive at the company for five years, will succeed Dr. Jurgi Camblong, co-founder and CEO. Dr. Camblong will transition to Executive Chairman of the Board, subject to election at the company's Annual General Meeting in June 2026.

Throughout 2025, Dr. Camblong has focused on positioning SOPHiA GENETICS for its next phase of growth. As Executive Chairman, he will continue as a full-time executive, concentrating on strategic initiatives, technology innovation, and long-term strategic direction.

“These executive changes reflect the Board’s and Dr. Camblong's long-term succession planning," said Dr. Tomer Berkovitz, SOPHiA GENETICS Board Member and Managing Partner at aMoon Fund. "Jurgi has built a remarkable and unique company that has pioneered the application of AI in precision medicine, and we look forward to continue to work with him, Ross, and the broader leadership team to transform patient care."

Ross Muken joined SOPHiA GENETICS in February 2021, prior to the Company’s initial public offering, as Chief Financial Officer (CFO). In March 2023, he expanded his responsibilities to serve as joint CFO and Chief Operating Officer (COO), leading the Company’s go-to-market organization, including Clinical Sales, BioPharma

Diagnostics Sales, Sales Support, Marketing, Customer Experience, and Operations. In May 2024, Mr. Muken was promoted to company President, overseeing SOPHiA GENETICS’ global business operations. In this role, he has played a central role in transforming the commercial organization and sales processes, reaccelerating business growth, and strengthening overall commercial execution.

"The last 15 years have been an incredible journey, realizing our vision to democratize data-driven medicine across more than 70 countries and 800 healthcare institutions. Having worked closely with Ross for five years, I've seen firsthand his exceptional strategic capabilities and operational leadership. I am confident he is the right person to lead the company through its next phase of growth and significantly expand our global impact," said Jurgi Camblong, SOPHiA GENETICS co-Founder.

“Jurgi has built something truly remarkable over the past 15 years, a unique company and technology platform that stands apart in the industry," said Ross Muken. "When I joined in 2021, I immediately recognized this was a category-defining company applying AI and cloud computing at unprecedented scale. Over these five years, working alongside Jurgi has been extraordinary. I've gained deep insights into our customers' needs, our technology's capabilities, and the exceptional talent of our team. I'm deeply honored to succeed Jurgi as CEO and look forward to continuing our partnership as he transitions to Executive Chairman."

Kevin Puylaert, the company’s current Managing Director of EMEA, is appointed Chief Sales Officer effective January 2026. Kevin has been with SOPHiA GENETICS for more than 10 years, during which he has held multiple senior leadership roles, and his contributions have been instrumental to the company’s growth.

Important Note Regarding Preliminary Unaudited Financial Results

SOPHiA GENETICS has not completed preparation of its financial statements for the fourth quarter or full year of 2025. The estimates presented in this news release for the fourth quarter and year ended December 31, 2025 are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results for the fourth quarter of 2025. SOPHiA GENETICS is in the process of completing its customary year-end close and review procedures as of and for the year ended December 31, 2025, and there can be no assurance that final results for this period will not differ from these estimates. During the course of the preparation of SOPHiA GENETICS’ consolidated financial statements and related notes as of and for the year ended December 31, 2025, the company's independent registered public accountantswe may identify items that could cause final reported results to be materially different from the preliminary financial estimates presented herein.

SOPHiA GENETICS plans to report its complete fourth quarter and full year 2025 financial results during its first earnings call of 2026 currently scheduled for March 3, 2026.

About SOPHiA GENETICS

SOPHiA GENETICS (Nasdaq: SOPH) is a cloud-native healthcare technology company on a mission to expand access to data-driven medicine by using AI to deliver world-class care to patients with cancer and rare disorders across the globe. It is the creator of SOPHiA DDM™, a platform that analyzes complex genomic and multimodal data and generates real-time, actionable insights for a broad global network of hospital, laboratory, and biopharma institutions. For more information, visit SOPHiAGENETICS.COM and connect with us on LinkedIn.

Non-IFRS Financial Measures

Other than with respect to revenue, the Company only provides guidance on a non-IFRS basis. The Company does not provide a reconciliation of forward-looking adjusted gross margin (non-IFRS measure) to gross margin (the most comparable IFRS financial measure), due to the inherent difficulty in forecasting and quantifying amortization of capitalized research & development expenses that are necessary for such reconciliation. In addition, the Company does not provide a reconciliation of forward-looking adjusted operating loss (non-IFRS measure) to operating loss (the most comparable IFRS financial measure), due to the inherent difficulty in forecasting and quantifying amortization of capitalized research & development expenses and intangible assets, share-based compensation expenses, and non-cash portion of pensions paid in excess of actual contributions, certain transaction costs and litigation expenses that are necessary for such reconciliation.

Forward-Looking Statements

The unaudited financial results for the fourth quarter and full year ended December 31, 2025, in this press release are preliminary and subject to the completion of accounting and annual audit procedures and are therefore subject to adjustment.

This press release contains statements that constitute forward-looking statements. All statements other than statements of historical facts contained in this press release, including 2026 guidance and statements regarding our future results of operations and financial position, business strategy, products and technology, partnerships, and collaborations, as well as plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including those described in our filings with the U.S. Securities and Exchange Commission. No assurance can be given that such future results will be achieved. Such forward-looking statements contained in this document speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to update these forward-looking statements contained in this press release to reflect any change in our expectations or any change in events, conditions, or circumstances on which such statements are based, unless required to do so by applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Contact:
Kellen Sanger
IR@sophiagenetics.com
media@sophiagenetics.com